Exhibit 99.1

Marianne M. Keler Elected to U-Store-It Trust’s Board of Trustees

CLEVELAND, OH — (MARKET WIRE) — 3/28/07 — U-Store-It Trust (NYSE: YSI) announced that Marianne Keler has been elected to the Company’s Board of Trustees effective March 22, 2007. This increases the size of the Board from 6 to 7. She is expected to stand for re-election at the May shareholders meeting, when her current term of office expires.

Marianne Keler, age 52, served in various positions from 1985 to February 2006 with SLM Corporation, a publicly-traded company more commonly known as Sallie Mae. From 2005 to 2006, she served as Executive Vice President, Corporate Strategy, Consumer Lending and Administration, where she led several business lines, including SLM Financial. From 2001 to 2004, she was Executive Vice President and General Counsel for SLM. In addition, she led several other corporate staff areas for SLM, including Government Relations, Corporate Development and Human Resources.

“Marianne brings a wealth of experience in a variety of dimensions to our Board and I am delighted to welcome her to U-Store-It Trust,” said Dean Jernigan, U-Store-It’s President and Chief Executive Officer.

Ms. Keler resides in Potomac, MD. She is a graduate of Georgetown University’s School of Foreign Service and received her J.D. from Georgetown’s School of Law.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is the sixth largest owner and operator of self-storage facilities in the United States.

Contact:
U-Store-It Trust
Christopher Marr
Chief Financial Officer
(610) 293-5700